Exhibit 4.55

FIRST AMENDMENT TO
 AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT (this "First Amendment") dated as of August 12, 2015 is among AEGEAN BUNKERING (USA) LLC, a Delaware limited liability company (the "Borrower"), each Lender party hereto, and ABN AMRO CAPITAL USA LLC, as administrative agent and collateral agent (together with its successors and assigns in such capacities, the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, including, without limitation, the Daylight Overdraft Lender, the Swing Line Lender and the Issuing Lenders, and the Agent, are parties to the Amended and Restated Uncommitted Credit Agreement dated as of August 22, 2014 (as amended, supplemented or otherwise modified from time to time prior to the Effective Date (as defined in Section 3 below), the "Existing Credit Agreement" and, as amended by this First Amendment and as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch and Natixis, New York Branch (the "Assignors") wish to assign to BNP Paribas and ABN AMRO Capital USA LLC (the "Assignees") and the Assignees wish to assume from the Assignors an undivided interest in and to the Obligations owing to the Assignors as set forth on Annex III hereto, in a principal amount as set forth on Annex III hereto, together with the Assignors' rights and obligations under the Loan Documents relating thereto (collectively, the "Assigned Interests"); and WHEREAS, the Borrower has requested certain amendments to the Credit Agreement, and the parties hereto have agreed to amend the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Amendments.

Upon the occurrence of the Effective Date (as defined in Section 3 below), the Credit Agreement is hereby amended as follows:

(a)            The final clause of the introductory paragraph immediately following the words "and "Bookrunner")," is amended and restated in its entirety as follows:

"BNP PARIBAS, as documentation agent for the Lenders ("BNPP" and the "Documentation Agent")."

(b)            Section 1.1 is amended as follows:

(i)            the definition of "Applicable L/C Fee Rate" is amended and restated in its entirety as follows:

""Applicable L/C Fee Rate": on any date with respect to any Letter of Credit, the applicable rate set forth below:

Letter of Credit		Applicable L/C Fee Rate Per Annum

(A)	Standby Letters of Credit	1.80%
(B)	Documentary Letters of Credit	1.80%"

(ii)            the definition of "Applicable Margin" is amended and restated in its entirety as follows:

""Applicable Margin": on any date with respect to each Type of Loan (other than Daylight Overdraft Loans), the applicable rate per annum set forth below:

Type	Margin
Base Rate Loans	1.10%
Eurodollar Loans	2.10%
Cost of Funds Loans	2.10%"

(iii)            the definition of "Borrowing Base" is amended and restated in its entirety as follows:

""Borrowing Base": on any date, the sum of:

(a)            100% of Cash; plus

(b)            90% of Eligible Net Liquidity in Brokerage Accounts; plus

(c)            90% of Eligible Accounts Receivable — Tier 1; plus

(d)            85% of Eligible Accounts Receivable — Tier 2; plus

(e)            80% of Eligible Unbilled Accounts Receivable; plus

(f)            90% of Eligible Inventory — Tier 1; plus

(g)            80% of Eligible Inventory — Tier 2; plus

(h)            75% of Eligible Inventory — Tier 3; plus

(i)            80% of Eligible LCs Covering Commodities Not Yet Delivered; less

(j)            100% of the First Purchaser Lien Amount; less

(k)            100% of the Indebtedness secured by Permitted Borrowing Base Liens; less

(1)            100% of the Estimated Excise Taxes Payable.

In no event shall any amounts described in categories (a) through (i) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition. In calculating the Borrowing Base, the following adjustments shall be made:

(i)            Any category of the Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category; and

(ii)            if any of the information specified in the definition of "Borrowing Base Report" in Section 1.1 hereof is not delivered to the Administrative Agent when due in accordance with the terms hereof and such failure shall remain unremedied for a period of five (5) Business Days, the property of the Borrower related to such undelivered information shall be excluded from the calculation of the Borrowing Base until the next Borrowing Base Date on which the Administrative Agent has received a Borrowing Base Report containing the undelivered information but the provisions of this paragraph (ii) shall not constitute a waiver of any Default or Event of Default hereunder."

(iv)            clause (e) of the definition of "Borrowing Base Report" is amended and restated in its entirety as follows:

"(e)       for Eligible Inventory — Tier 1, Eligible Inventory — Tier 2 and Eligible Inventory — Tier 3, a schedule listing inventory locations, Market Value and inventory volumes/quantities by location and type of Eligible Commodity, together with all supporting third party pipeline receipts, terminal tank receipts and/or inventory statements, and any additional statements issued by terminal/storage facilities to be delivered to the Administrative Agent promptly upon Borrower's receipt, and in any event, no later than the date of delivery of the next Borrowing Base Report following such receipt;"

(v)            the definition of "Co-Documentation Agents" is deleted;

(vi)            the definition of "Consolidated Current Assets" is amended and restated in its entirety as follows:

""Consolidated Current Assets": at any date, the total consolidated current assets of the Borrower and its consolidated Subsidiaries at such date, determined in accordance with GAAP, consistently applied, as adjusted after giving effect to the Net Accounting Adjustment."

(vii)            the definition of "Consolidated Current Liabilities" is amended and restated in its entirety as follows:

""Consolidated Current Liabilities": at any date, the total consolidated current liabilities of the Borrower and its consolidated Subsidiaries at such date, determined in accordance with GAAP, consistently applied, as adjusted after giving effect to the Net Accounting Adjustment."

(viii)          the definition of "Consolidated Net Working Capital" is amended and restated in its entirety as follows:

""Consolidated Net Working Capital": at any time, with respect to the Borrower and its consolidated Subsidiaries as of the date of determination thereof, (a) Consolidated Current Assets as of such date (excluding, to the extent included therein, Investments in and receivables (other than the aggregate amount of Eligible Accounts Receivable — Tier 1 due from Account Debtors that are affiliates of the Borrower at any time included in the Borrowing Base) and other obligations from employees, members, Subsidiaries and other Affiliates of the Borrower), minus (b) Consolidated Current Liabilities as of such date, plus (c) without duplication, short term Subordinated Indebtedness as of such date, in an aggregate amount not to exceed $3,500,000 at any time."

(ix)          the definition of "Consolidated Tangible Net Worth" is amended and restated in its entirety as follows:

""Consolidated Tangible Net Worth": at any time, with respect to the Borrower and its consolidated Subsidiaries as of the date of determination thereof, the excess of Consolidated Total Assets over Consolidated Total Liabilities determined in accordance with GAAP, consistently applied, and less the sum of (without duplication):

(a)            the total book value of all assets of such person or entity and its Subsidiaries properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, organizational or developmental expenses, and all unamortized debt discount and expense; plus

(b)            all amounts representing any write-up in the book value of any assets of such person or entity or its Subsidiaries resulting from a revaluation thereof subsequent to December 31, 2013; plus

(c)            to the extent otherwise included in the computation of Consolidated Tangible Net Worth, any subscriptions receivable; plus

(d)            Investments in and receivables (other than the aggregate amount of Eligible Accounts Receivable — Tier 1 due from Account Debtors that are affiliates of the Borrower at any time included in the Borrowing Base) and other obligations from shareholders, directors, Subsidiaries and other Affiliates; plus

(e)            any deferred charges, deferred taxes, prepaid expenses and treasury stock.

(x)          the definition of "Consolidated Total Assets" is amended and restated in its entirety as follows:

""Consolidated Total Assets": at any time with respect to any Person, the amount which, in accordance with GAAP, would be set forth opposite the caption "total assets" on a consolidated balance sheet of such Person and its consolidated Subsidiaries for such period, as adjusted after giving effect to the Net Accounting Adjustment."

(xi)          the definition of "Consolidated Total Liabilities" is amended and restated in its entirety as follows:

""Consolidated Total Liabilities": at any time with respect to any Person, the amount which, in accordance with GAAP, would be set forth opposite the caption "total liabilities" on a consolidated balance sheet of such Person and its consolidated Subsidiaries for such period, as adjusted after giving effect to the Net Accounting Adjustment."

(xii)          the new definition of "Documentation Agent" is inserted in its proper alphabetical place as follows:

""Documentation Agent" as defined in the introductory paragraph of this Agreement."

(xiii)          the definition of "Eligible Accounts Receivable — Tier 1" is amended and restated in its entirety as follows:

""Eligible Accounts Receivable — Tier 1": Accounts created by the Borrower (net of any credits, rebates, offsets (including, without limitation, any offset relating to any forward contract marked-to-market loss), holdbacks or other adjustments or commissions and reduced by any sales, use, excise or other taxes, imposts, levies or other governmental charges included therein) that satisfy such eligibility requirements as the Administrative Agent may impose from time to time in its sole discretion, which shall at all times include the requirements that (a) the Borrower has legal, valid and absolute title to such Accounts, subject only to Permitted Borrowing Base Liens, and reasonably and in good faith determines such Accounts to be collectible in full and enforceable in accordance with their terms against the Account Debtors under such Accounts; provided that, the amount of the Eligible Account Receivable — Tier 1, if any, included in the Borrowing Base shall be net of the aggregate amount secured by such Permitted Borrowing Base Lien (except Liens in favor of the Collateral Agent for the ratable benefit of the Secured Parties under the Loan Documents); (b) such Accounts are either (i) fully supported by letters of credit on terms and conditions acceptable to the Administrative Agent issued by a financial institution acceptable to the Administrative Agent, (ii) owing to the Borrower from Account Debtors with an Investment Grade Rating, or (iii) approved for inclusion in Eligible Accounts Receivable — Tier 1 by the Administrative Agent in writing; (c) the Account Debtors under such Accounts: (i) are not affiliates of the Borrower, unless (A) such Accounts are fully supported by letters of credit issued by ABN AMRO Bank N.V. under the Global Facility Agreement, and (B) the due date for payment of such Accounts is not more than 10 days past the original invoice date, (ii) purchased the goods giving rise to the relevant Account in an arm's length bona fide transaction conducted in the ordinary course of business in compliance with all applicable laws and regulations, (iii) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction, (iv) are not the United States government or any department or agency thereof, or any state or municipal government or any department or agency thereof, except if the Borrower has complied in a manner satisfactory to the Administrative Agent with the Assignment of Claims Act or any comparable state law, such Accounts as to which the Borrower has so complied shall not be excluded from Eligible Accounts Receivable —Tier 1 by this clause (iv), (v) are organized, located in and primarily conducting business in the United States or any country that is a member country of the Organization for Economic Cooperation and Development, (vi) are not determined by the Borrower or the Administrative Agent in its sole judgment to be uncreditworthy, and (vii) have received notice (which may be stamped on the applicable invoices) of the Collateral Agent's lien on the Account and instructions to make payments directly to the Administrative Agent at an account referred to in the definition of "Cash" set forth above; (d) such Accounts are in payment for goods actually delivered or services or obligations that have been fully performed and are not in dispute or subject to any other claim, defense, offset, reduction or counterclaim or any claim on the part of the Account Debtor denying liability under such Account, and such Accounts shall have been reduced by the amount of all obligations and liabilities of the Borrower to the Account Debtor; (e) such Accounts are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents or Permitted Borrowing Base Liens; (f) such Accounts are subject to a Perfected First Lien prior to the rights of, and enforceable as such against, any other person, (g) such Accounts are not outstanding for more than 30 days past the due date of the respective invoices therefor; (h) the due date for payment of such Accounts is not more than 30 days past the original invoice date; (i) such Accounts represent legal, valid and binding obligations of the applicable Account Debtor, enforceable in accordance with their terms against the Account Debtor; (j) such Accounts are evidenced by an invoice rendered to the Account Debtor and not by any instrument or chattel paper, unless (i) there is only one original of such instrument or chattel paper, (ii) such original shall have been delivered to the Collateral Agent, and (iii) by virtue of such delivery the Collateral Agent shall have a Perfected First Lien on such instrument or chattel paper; (k) such Account arises from a completed sale (on an absolute basis and not on a consignment, sale-and-return, approval or bill and hold basis); and (1) such Accounts are payable in U.S. Dollars; and (m) such Accounts are not due from any single Account Debtor if more than twenty-five percent (25%) of the aggregate amount of all

Accounts owing from such Account Debtor would otherwise not be eligible for inclusion in the Borrowing Base. Notwithstanding the foregoing, the aggregate amount of Eligible Accounts Receivable — Tier 1 due from Account Debtors that are affiliates of the Borrower included in the Borrowing Base at any time, after giving effect to the applicable advance rate, shall not exceed $20,000,000."

(xiv) the definition of "Eligible Inventory — Tier 3" is inserted in its appropriate alphabetical place as follows:

"Eligible Inventory - Tier3": as of any date of determination, the purchase price of any Eligible Commodities contracted for purchase by the Borrower and actually paid for by the Borrower, but not yet received, provided that:

(a)          the applicable supplier has or is required to have title to such Eligible Commodities prior to delivery to the Borrower;

(b)          such Eligible Commodities were purchased and actually paid for by the Borrower less than 10 days prior to their inclusion in the Borrowing Base (at any time) as Eligible Inventory — Tier 3;

(c)          such Eligible Commodities are not included as Eligible LCs Covering Commodities Not Yet Delivered, Eligible Inventory — Tier 1 or Eligible Inventory — Tier 2, in the Borrowing Base but, upon delivery to the Borrower, such Eligible Commodities will qualify as Eligible Inventory — Tier 1 or Eligible Inventory — Tier 2, as applicable; and

(d)          the Borrower has the absolute and unqualified right to obtain such Eligible Commodities from the applicable seller or supplier, and the Borrower's right is subject to the Perfected First Lien and no other equal or prior Liens (other than Permitted Borrowing Base Liens).

Notwithstanding the foregoing, the aggregate amount of Eligible Inventory — Tier 3 included in the Borrowing Base at any time, after giving effect to the applicable advance rate, shall not exceed $7,000,000."

(xv) the definition of "Eurodollar Base Rate" is amended and restated in its entirety as follows:

""Eurodollar Base Rate": with respect to any Eurodollar Loan for any Interest Period therefor, the rate of interest per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period (but in respect of the Eurodollar Rate as that term is used in the definition of the term "Base Rate", as of 11:00 a.m., London time, on the day of determination thereof or if such day is not a Business Day on the immediately preceding Business Day (the rate determined pursuant to this sentence, herein the "Page Rate"); provided that in the event that the Page Rate is not available at such time for any reason, the "Eurodollar Base Rate" for the purposes of this definition shall instead be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) offered by ABN AMRO Bank N.V., or its successors, to prime banks in the London interbank market for Dollar deposits in immediately available funds having a term comparable to such Interest Period at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period (but in respect of the Eurodollar Rate as that term is used in the definition of the term "Base Rate", as of 11:00 a.m., London time, on the day of determination thereof or if such day is not a Business Day on the immediately preceding Business Day). Notwithstanding anything to the contrary contained herein, the Eurodollar Base Rate shall, at all times, be equal to or greater than zero percent (0.00%)."

(xvi)          the definition of "Net Accounting Adjustment" is inserted in its appropriate alphabetical place as follows:

""Net Accounting Adjustment": to the extent not reflected in the applicable financial statements in accordance with GAAP, the adjustment, positive or negative (after giving effect to any taxes), as applicable, to the calculation of financial accounting term using mark to market of certain assets and liabilities and/or income or expenses (in each case, as applied to inventory and derivatives contracts), including positive mark to market of inventory, provided that, in connection with interim financial statements, such adjustment shall also include the adjustment, positive or negative, required under GAAP for derivative contracts."

(xvii)            the definition of "Termination Date" is amended and restated in its entirety as follows:

""Termination Date": August 10, 2016, provided, that if such date is not a Business Day, the Termination Date shall be the next preceding Business Day."

(c)            Section 2.2(c) is amended and restated in its entirety as follows:

"(c) Daylight Overdraft Loans may be denominated only in United States Dollars and, if any Daylight Overdraft Loan shall not be repaid on the date it is made, such Daylight Overdraft Loan shall be a Base Rate Loan bearing interest at a rate per annum equal to the Base Rate plus 1.60% from and including the date such Daylight Overdraft Loan is made to, but excluding, the date of payment. Subject to Section 2.6, each Daylight Overdraft Loan shall mature at 4:30 p.m. (New York City time), on the Borrowing Date therefor or such later time agreed by the Daylight Overdraft Lender in its sole discretion, such later time not to be later than 10:00 a.m. (New York City time) on the next Business Day following the Borrowing Date therefor."

(d)            The introductory clause to Section 7 is amended and restated in its entirety as follows:

"The Borrower hereby agrees that so long as any Maximum Credit Limit remains in effect, any Letter of Credit remains outstanding or any amount is owing to any Lender or any Agent hereunder or under any other Loan Document, the Borrower shall, and shall cause each other Loan Party to:"

(e)            Section 7.9 is amended and restated in its entirety as follows:

"Periodic Audit of Borrowing Base. Permit the Administrative Agent, its representatives or any other designee of the Administrative Agent to perform, or to have an independent inspector perform, at the cost and expense of the Borrower, (a) a collateral and risk management practices review for the Borrower and (b) periodic due diligence inspections, tests and reviews of all of the assets of the Borrower that comprise Collateral, each asset category set forth in the definition of Borrowing Base, the Borrower's other reporting under this Agreement and the Borrower's compliance with the Risk Management Practices, up to twice per calendar year, or more often in Administrative Agent's or Required Lenders' sole discretion during business hours, the results of which shall be satisfactory to the Required Lenders, provided that unless an Event of Default shall have occurred and be continuing, the Borrower shall be obligated to pay the reasonable cost and expense of no more than two (2) such inspections, tests and reviews in any one year period commencing with the Amended and Restated Effective Date. The Administrative Agent will provide copies of final reports prepared by independent inspectors to each Lender promptly following receipt by the Administrative Agent thereof.

(f)            The introductory clause to Section 8 is amended and restated in its entirety as follows:

"The Borrower hereby agrees that, so long as any Maximum Credit Limit remains in effect, any Letter of Credit remains outstanding or any amount is owing to any Lender or any Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of the Loan Parties to, directly or indirectly:"

(g)            Section 10.11 is amended by deleting "Co-Documentation Agents" and replacing it with "Documentation Agent".

(h)            Schedule 1.0 is amended and restated in its entirety as set forth on Annex I hereto.

(i)            Exhibit K is amended and restated in its entirety as set forth on Annex II hereto.

SECTION 2.  Assignment and Assumption.

(a)            Each Assignor hereby irrevocably sells and assigns to each Assignee without recourse to such Assignor, and each Assignee hereby irrevocably purchases and assumes from each Assignor without recourse to such Assignor, as of the Effective Date (as defined in Section 3 below), an undivided interest in and to the applicable Assigned Interests, such that after giving effect thereto, the Assignors and Assignees shall hold their Stated Percentages (determined after giving effect to the adjustment of the Maximum Credit Amounts pursuant to this First Amendment) of the Obligations. The purchase price payable by each Assignee for the foregoing assignments shall be the dollar amount of the applicable Assigned Interests set forth across from its name on Annex III hereto. Maximum Credit Limits shall be transferred under this Section 2 only to the extent that after giving effect thereto, the Maximum Credit Limits are as set forth on Annex I hereto.

(b)            Each Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned and it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Loan Party or the performance or observance by the Borrower or any Loan Party of any of its obligations under the Credit Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto.

(c)            The parties hereto waive the $3,500 registration and processing fees required under Section 11.7(e) of the Credit Agreement, and the non-payment of such fee shall not affect the effectiveness of the assignments under this Section 2.

SECTION 3.  Effectiveness of Amendment.

This First Amendment shall become effective on the date (the "Effective Date") on which:

(a)            each of the Borrower, the Guarantors, the Agent and the Lenders shall have duly executed this First Amendment;

(b)            the Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, and all judgment, litigation, and federal and state tax Lien searches in the jurisdictions specified by the Agent, and the results of such search shall be reasonably satisfactory to the Agent and the Lenders;

(c)            the Borrower shall have paid to the Agent for the account of each Lender a fully earned, non-refundable amendment fee in immediately available funds, in an amount equal to (i) if such Lender delivered to the Agent subsequent to July 23, 2015 and prior to August 10, 2015 its written agreement to provide a Maximum Credit Limit in an amount greater than or equal to $50,000,000, 0.20% of the amount of such Lender's Maximum Credit Limit on the date hereof (immediately after giving effect to this First Amendment) and (ii) if clause (i) above shall not be applicable to such Lender, 0.15% of the amount of such Lender's Maximum Credit Limit on the date hereof (immediately after giving effect to this First Amendment);

(d)            the Administrative Agent shall have received for the account of the Assignors the purchase price to be paid by the Assignees in connection with the assignments under Section 2 above; and

(e)            the Borrower shall have delivered to the Agent such opinions of counsel and authorization and organizational documents, in each case as the Agent or the Lenders shall request.

SECTION 4.  Effect of Amendment; Ratification; Representations; etc.

(a)            On and after the Effective Date, this First Amendment shall be a part of the Credit Agreement, all references to the Credit Agreement in the Credit Agreement and the other Loan Documents shall be deemed to refer to the Credit Agreement as amended by this First Amendment, and the term "this Agreement", and the words "hereof", "herein", "hereunder" and words of similar import, as used in the Credit Agreement, shall mean the Credit Agreement as amended hereby.

(b)            Except as expressly set forth herein, this First Amendment shall not constitute an amendment, waiver or consent with respect to any other provision of the Credit Agreement and the Credit Agreement, as amended, and each other Loan Document is hereby ratified, approved and confirmed in all respects.

(c)            In order to induce the Agent and the Lenders to enter into this First Amendment, the Borrower represents and warrants to the Agent and the Lenders that before and after giving effect to the execution and delivery of this First Amendment:

(i)          the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects as if made on and as of the date hereof, except for those representations and warranties that by their terms were made as of a specified date which were true and correct on and as of such date; and

(ii)          no Default or Event of Default has occurred and is continuing.

(d)            Notwithstanding anything to the contrary contained in any of the Loan Documents, from and after the Effective Date, Rabobank and Natixis shall no longer be "Co-Documentation Agents" and any reference in the Loan Documents to "Co-Documentation Agent", "Co-Documentation Agents" or "Documentation Agent" shall be a reference to BNP Paribas in its capacity as Documentation Agent.

SECTION 5.  Counterparts.

This First Amendment may be executed by one or more of the parties to this First Amendment on any number of separate counterparts (including by facsimile or email transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same agreement. A set of the copies of this First Amendment signed by all the parties shall be lodged with the Borrower and the Agent.

SECTION 6.  Severability.

Any provision of this First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7.  GOVERNING LAW.

THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

SECTION 8.  WAIVERS OF JURY TRIAL.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS FIRST AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

BORROWER:

AEGEAN BUNKERING (USA) LLC

By:	/s/ Emmanuil Chochlakis
	Name:	Emmanuil Chochlakis
	Title:	Director & Attorney in fact

AGENTS AND LENDERS:

ABN AMRO CAPITAL USA LLC, as Administrative Agent, Collateral Agent, Syndication Agent, a Lender, an Issuing Lender, the Swing Line Lender, the Daylight Overdraft Lender and an Assignee

By:	/s/ Urvashi Zutshi
	Name:	Urvashi Zutshi
	Title:	Managing Director

By:	/s/ Thomas B. Pinckney
	Name:	Thomas B. Pinckney
	Title:	Assistant Vice President

Signature page to First Amendment to Amended and Restated Uncommitted Credit Agreement

BNP PARIBAS, as Documentation Agent, a Lender and an Assignee

By:	/s/ Suzanne Durney
	Name:	Suzanne Durney
	Title:	Managing Director

By:	/s/ Christine Dirringer
	Name:	Christine Dirringer
	Title:	Managing Director

Signature page to First Amendment to Amended and Restated Uncommitted Credit Agreement

NATIXIS, NEW YORK BRANCH, as Lender and an Assignor

By:	/s/ David Pershad
	Name:	David Pershad
	Title:	Managing Director

By:	/s/ Alisa Trani
	Name:	Alisa Trani
	Title:	Director

Signature page to First Amendment to Amended and Restated Uncommitted Credit Agreement

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as Lender and an Assignor

By:	/s/ Chung-Tack Oh
	Name:	Chung-Tack Oh
	Title:	Executive Director

By:	/s/ Antonio Nanez
	Name:	Antonio Nanez
	Title:	Executive Director

Signature page to First Amendment to Amended and Restated Uncommitted Credit Agreement

SOCIETE GENERALE, as Lender

By:	/s/ Michiel V.M. van der Voort
	Name:	Michiel V.M. van der Voort
	Title:	Managing Director

Signature page to First Amendment to Amended and Restated Uncommitted Credit Agreement

ING BELGIUM, BRUSSELS, GENEVA BRANCH, as Lender

By:	/s/ Patrick Arnaud
	Name:	Patrick Arnaud
	Title:	Group Head

By:	/s/ Alastair Houlding
	Name:	Alastair Houlding
	Title:	Head of TCP

Signature page to First Amendment to Amended and Restated Uncommitted Credit Agreement

MACQUARIE BANK LIMITED, as Lender

By:	/s/ Michael Orefice
	Name:	Michael Orefice
	Title:	Division Director

By:	/s/ Frederick Foo
	Name:	Frederick Foo
	Title:	AssociateDirector

(Macquarie POA Ref: #1721 dated 9 October 2014, signed in London)

Signature page to First Amendment to Amended and Restated Uncommitted Credit Agreement

ACKNOWLEDGED AND AGREED:

AEGEAN MARINE PETROLEUM S.A.,
as a Guarantor

By:  /s/ Chrystalla Yiallourou
Name:  Chrystalla Yiallourou
Title:    President and Director

By:  /s/ Kyriakos Kyriakou
Name:  Kyriakos Kyriakou
Title:    Treasurer and Director

AEGEAN MARINE PETROLEUM NETWORK INC.,
as a Guarantor

By:  /s/ Nikolas Tavlarios
Name:  Nikolas Tavlarios
Title:    President

By:  /s/ S. Gianniotis
Name:  S. Gianniotis
Title:    CEO

AEGEAN NWE N.V.,
as a Guarantor

By:  /s/ A. Vertommen
Name:  A. Vertommen
Title:    Managing Director

By:  /s/ A. Athanasiadis
Name:  A. Athanasiadis
Title:    Director

 Annex I to First Amendment

SCHEDULE 1.0 to
UNCOMMITTED CREDIT AGREEMENT

Lenders, Maximum Credit Limit and Applicable Lending Offices

Lender	Maximum Credit Limit

ABN AMRO CAPITAL USA LLC	$56,000,000

Applicable Lending Office: 100 Park Avenue New York, New York 10017 Attention: Thomas Pinckney Telephone: 917-284-6925 Telecopy: 917-284-6683

BNP PARIBAS	$40,000,000

Applicable Lending Office: 787 Seventh Avenue, 9th Floor New York, New York 10019 Attention: Delphine Gaudiot Telephone: 212-841-2013 Telecopy: 212-841-2280

NATIXIS, NEW YORK BRANCH	$32,000,000

Applicable Lending Office:

1251 Avenue of the Americas New York, NY 10020 Attention: Mike Palumberi Telephone: 212-891-1950

Lender	Maximum Credit Limit

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH	$32,000,000

Applicable Lending Office:

245 Park Avenue New York, New York 10167 Attention: Chung Taek Oh Telephone: 212-309-5162 Telecopy: 914-304-9321

SOCIETE GENERALE	$30,000,000

Applicable Lending Office: 245 Park Avenue New York, NY 10167 Attention: Yves Pfeiller Telephone: 212-278-5744 Telecopy: 212-278-7953

ING BELGIUM, BRUSSELS, GENEVA BRANCH	$30,000,000

Applicable Lending Office: 6 Rue Petitot, CH1204 Geneva, Switzerland Attention: Mathieu Lancereau Telephone: +41 22 592 31 27 Telecopy: +41 22 592 30 03

MACQUARIE BANK LIMITED	$30,000,000

Applicable Lending Office: 50 Martin Place Sydney NSW 2000 Australia Notice address:

Lender	Maximum Credit Limit

Macquarie Bank Limited
50 Martin Place
Sydney NSW 2000
Australia
Attention: Executive Director, Legal Risk Management, Commodities and Financial Markets
Phone: +612 8232 3333
Fax: +612 8232 4540

With a copy to:

Macquarie Bank Limited,
Representative Office
125 West 55th Street
New York NY 10019
Attention: Executive Director, Legal Risk Management, Commodities and Financial Markets
Phone: 212 231 1000
Fax: 212 231 2177

Issuing Lenders	Issuance Cap

ABN AMRO Capital USA LLC	$250,000,000

Applicable Lending Office: 100 Park Avenue New York, New York 10017 Attention: Thomas Pinckney Telephone: 917-284-6925 Telecopy: 917-284-6683

Swing Line Lender	Swing Line Cap

ABN AMRO Capital USA LLC	$37,500,000 [Subject to adjustment pursuant to the Credit Agreement]
Applicable Lending Office: 100 Park Avenue New York, New York 10017 Attention: Thomas Pinckney Telephone: 917-284-6925 Telecopy: 917-284-6683

Daylight Overdraft Lender	Daylight Overdraft Cap

ABN AMRO Capital USA LLC	$37,500,000 [Subject to adjustment pursuant to the Credit Agreement]

Applicable Lending Office: 100 Park Avenue New York, New York 10017 Attention: Thomas Pinckney Telephone: 917-284-6925 Telecopy: 917-284-6683

Annex II to First Amendment

Exhibit K
to Amended and Restated Uncommitted Credit Agreement

FORM OF POSITION REPORT
(TO THE AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT)

__________ __, 201_

This Position Report is delivered pursuant to Section 7.2(g) of the Amended and Restated Uncommitted Credit Agreement, dated as of August 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Aegean Bunkering (USA) LLC (the "Borrower"), the several banks and other financial institutions or entities from time to time parties thereto (the "Lenders") and ABN AMRO CAPITAL USA LLC, as administrative agent, collateral agent, daylight overdraft lender, swing line lender and an issuing lender. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and the Lenders as follows:

1.            I am the duly elected, qualified and acting                                                                                                  of the
 Borrower.

2.            To the best of my knowledge, each Loan Party has observed or performed all of its covenants and other agreements and satisfied every condition contained in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by it, and I have obtained no knowledge of any Default or Event of Default, in each case except as disclosed on Schedule 1 hereto.

3.            To the best of my knowledge, the information contained in Attachment 1 hereto and the supporting schedules thereto is true and correct:

IN WITNESS WHEREOF, the undersigned has executed this Position Report as of the date set forth below.

Name:
Title:

Dated:  __________ __, 20__

Attachment 1
to Exhibit K

Maximum Position Limits:

As of _________ __, 20_ [FINAL DAY OF THE PRECEDING MONTH], the following is a summary of the Borrower's positions:

Category	Limit Name	Position Limit	Actual Value

Portfolio	VaR	[$4.0 Million]
	Term	[12 months]

Distillate	Flat	[100 Contract Equivalents]
	Location	[300 Contract Equivalents]
	Grade	[300 Contract Equivalents]
	Cracks/Cross Prod	[500 Contract Equivalents]
	Time Spread	[1,000 Contract Equivalents]
	VaR	[$1.0 Million]

Residual	Flat	[250 Contract Equivalents]
	Location	[700 Contract Equivalents]
	Grade	[700 Contract Equivalents]
	Cracks/Cross Prod	[1,000 Contract Equivalents]
	Time Spread	[3,000 Contract Equivalents]
	VaR	[$3.0 Million]

Attached hereto are Schedules supporting the calculation of the above positions.

SUPPORTING SCHEDULES TO POSITION REPORT

[TO BE ATTACHED]

Schedule 1
to Exhibit K

[Defaults and Events of Default]

Annex III to First Amendment

Assigned Interests

Assignors	Outstanding Principal Amount of Revolving Loans Assigned

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch	$1,980,000

Natixis, New York Branch	$1,980,000

Assignees	Outstanding Principal Amount of Revolving Loans Assigned to it

ABN AMRO Capital USA LLC	$360,000

BNP Paribas	$3,600,000

Total Assigned Interest	$3,960,000